Exhibit 99.1

POMEROY IT SOLUTIONS
Announces Increase in Company Sale Price to $6.00 per Share

Hebron, KY – June 22, 2009 – Pomeroy IT Solutions (NASDAQ: “PMRY”), an information technology ("IT") solutions provider, announced today that it has entered into an amendment to its merger agreement with Hebron LLC, a holding company owned by David B. Pomeroy, II (together, "Hebron").  The amendment increases the purchase price Hebron will pay to our stockholders other than Mr. Pomeroy and his affiliates from $5.02 per share to $6.00 per share.  The new purchase price represents an equity value for the Company of approximately $59.2 million.  Mr. Pomeroy is a director of the Company and currently owns approximately 17% of our outstanding shares.

The increased offer by Hebron and the amendment followed our receipt of two offers from an unaffiliated third party. The unaffiliated third party submitted the first of its two offers during the "go-shop" period under the merger agreement. The go-shop period ended on June 7, 2009, and we may no longer solicit acquisition proposals from third parties other than the unaffiliated third party mentioned above.

Our Board of Directors, based upon the unanimous recommendation of the Special Committee of our Board of Directors composed entirely of independent directors who have no affiliation with Mr. Pomeroy, approved the amendment.  Our Board of Director's approval was unanimous except that Mr. Pomeroy did not participate in the deliberations related to the amendment or the merger and has abstained from all deliberations relating to this transaction.

Houlihan Lokey is serving as the exclusive financial advisor to the Special Committee of the Board of Directors on the transaction.

Sheppard, Mullin, Richter & Hampton LLP is serving as legal advisor to the Special Committee of the Company’s Board of Directors in connection with the transaction.

Further Information About the Transaction

In connection with the proposed merger, we plan to file a proxy statement with the Securities and Exchange Commission ("SEC"). INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to our stockholders. Investors and stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed by us with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and our other filings with the SEC may also be obtained from us. Free copies of our filings may be obtained by directing a request to Pomeroy IT Solutions, Inc., 1020 Petersburg Road, Hebron, KY 41048, Attention: Secretary.

The Company and certain of its directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be "participants" in the solicitation of proxies from our shareholders with respect to the proposed merger. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in our proxy statement relating to the proposed merger when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of our common stock as of April 6, 2009 is also set forth in our proxy statement for our 2009 annual meeting of stockholders, which was filed with the SEC on April 23, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed merger, and all other statements in this press release other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, each of which is qualified in its entirety by reference to the following cautionary statements. Forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A number of the matters discussed herein that are not historical or current facts deal with potential future circumstances and developments, in particular, whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: any conditions imposed on the parties in connection with consummation of the transactions described herein; approval of the merger by our stockholders; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in our reports filed with the SEC, including our Annual Report on Form 10–K for the year ended January 5, 2009 and our Quarterly Report on Form 10-Q for the quarter ended April 5, 2009. This press release speaks only as of its date, and we disclaim any duty to update the information herein.

About Pomeroy IT Solutions, Inc.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies.  Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices.  Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.  For more information, go to www.pomeroy.com.

Contact:
Christopher C. Froman, President & CEO
(859) 586-0600 x1419
cfroman@pomeroy.com